United States securities and exchange commission logo





                     February 11, 2022

       Bihua Chen
       Chief Executive Officer
       Helix Acquisition Corp.
       c/o Cormorant Asset Management, LP
       200 Clarendon Street, 52nd Floor
       Boston, MA 02116

                                                        Re: Helix Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 29,
2021
                                                            File No. 001-39630

       Dear Ms. Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Joel Rubinstein, Esq.